Exhibit 10.5

STRICTLY CONFIDENTIAL

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of June [17], 2024, is entered into by and between Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), and the Person identified as Subscriber on the signature pages hereto (“Subscriber”).

RECITALS

WHEREAS, Subscriber is employed by Vapotherm, Inc., a Delaware corporation (the “Company”), and holds [Company RSU Awards] [and] [Company PSU Awards] [and] [Company Stock Options] covering the number of shares as of the date hereof as set forth on Subscriber’s signature page hereto, which are expected to be fully vested [, and in the case of Company PSU Awards, with the vesting level determined assuming target performance is achieved (or such higher level if required under the terms of such Company PSU Award)] in connection with the Closing (collectively, the “Subscriber Company Equity Awards”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Topco, Veronica Intermediate Holdings, LLC, a Delaware limited liability company (“Parent”), and Veronica Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into that certain Agreement and Plan of Merger (as amended, modified or supplemented, from time to time, the “Merger Agreement”), pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger”);

[WHEREAS, concurrently with the execution and delivery of this Agreement, Topco, the Company and Subscriber are entering into that certain Rollover Agreement (as amended, modified or supplemented, from time to time, the “Subscriber Rollover Agreement”), pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, Subscriber shall contribute, transfer and assign to Topco all of his, her or its Rollover Shares (as defined in the Subscriber Rollover Agreement) in exchange for Common Units in Topco in accordance with the terms thereof;]

WHEREAS, in connection with the Merger, on the terms and subject to the conditions of this Agreement, Subscriber desires, on the Closing Date and immediately following the Effective Time, to subscribe for a number of Common Units of Topco (the “Common Units”) as determined pursuant to Section 2.1 hereof, having the rights and privileges described on Exhibit A (the “Equity Term Sheet”), at a subscription price of $2.18 per Common Unit (the “Unit Price”) in exchange for the consideration to be paid or contributed by Subscriber to Topco as provided in Section 2.1, and in each case on the terms and conditions set forth herein (such subscription, the “Subscription Closing”);

WHEREAS, in connection with the Subscription Closing and certain other related transactions, Perceptive Advisors, LLC or its applicable Affiliates (collectively, “Perceptive”) and SLR Investment Corp. and its applicable Affiliates (collectively, “SLR”) shall enter into an amended and restated limited liability company agreement of Topco that is mutually agreeable to Topco, Perceptive and SLR, which shall reflect, among other matters, the terms set forth in the Equity Term Sheet (the “Topco A&R LLC Agreement”); and

WHEREAS, contemporaneously with the Subscription Closing, Subscriber will deliver to Topco a duly executed joinder to the Topco A&R LLC Agreement, on the form that is provided to Subscriber by Topco prior to the Subscription Closing (the “Joinder”), and Subscriber agrees to be bound by the Topco A&R LLC Agreement and agrees that the Common Units issued to Subscriber will be bound by and subject to the terms of the Topco A&R LLC Agreement.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.    Definitions. The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1.1    “Beneficial Ownership” means, with respect to any Person, that such Person is deemed to, directly or indirectly beneficially own securities within the meaning assigned to such term in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficial Ownership shall also include record ownership of securities. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

1.2    “Code” means the Internal Revenue Code of 1986, as amended.

1.3    “Expiration Date” means the earliest to occur of (a) the mutual written agreement of Topco and Subscriber, (b) the consummation of the Closing in accordance with the Merger Agreement and (c) the valid termination of the Merger Agreement pursuant to Article VII thereof.

1.4    “Transfer” means, with respect to any Subscriber Company Equity Awards or any shares of Company Common Stock underlying any Subscriber Company Equity Awards, directly or indirectly, to: (a) sell, transfer, gift, bequeath, exchange, offer, assign, pledge, encumber, subject to a Lien, hypothecate or otherwise dispose of (by merger, consolidation, share exchange, statutory division, statutory conversion, statutory domestication, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), such Subscriber Company Equity Awards or any shares of Company Common Stock underlying such Subscriber Company Equity Awards; (b) to enter into any contract, option or other agreement, arrangement or understanding with respect to any transaction described in the immediately preceding clause (a) of this definition; or (c) enter into any swap, hedge, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences of Beneficial Ownership of such Subscriber Company Equity Awards or any shares of Company Common Stock underlying such Subscriber Company Equity Awards, whether settled by delivery of such Subscriber Company Equity Awards or any shares of Company Common Stock underlying such Subscriber Company Equity Awards, or other securities, in cash or otherwise; provided that, the following shall not be deemed a “Transfer”: (i) any exercise of stock options, derivatives or other similar equity securities or (ii) sales, transfers or dispositions of the Subscriber Company Equity Awards or any shares of Company Common Stock underlying the Subscriber Company Equity Awards, or any derivatives, options or similar equity securities in accordance with their terms, in the case of the immediately preceding clause (ii), solely to cover any tax payments due or payable upon the vesting of any equity awards or grants or the exercise of any stock options, in each case, in accordance with their terms. The terms “Transferring”, “Transferee”, “Transferred” or similar words shall have correlative meanings to “Transfer.”

Section 2.    Subscription and Certain Agreements.

2.1    Subscription.

(a)    [Company RSU Awards. Subscriber is entitled to receive the Company RSU Consideration pursuant to Section 2.2(a)(i) of the Merger Agreement, net of applicable Taxes required to be withheld with respect to such amount (the “RSU Withholding Taxes”). Immediately following the Effective Time, on the terms and subject to the conditions set forth herein, Subscriber agrees, at the Subscription Closing, to purchase from Topco, and Topco agrees to issue and sell to Subscriber, a number of Common Units (the “RSU Topco Common Units”) equal to (i) all of Subscriber’s Rollover Company RSU Consideration [(which, for the avoidance of doubt and pursuant to the terms of Section 2.2(a)(ii) of the Merger Agreement, is an amount equal to Subscriber’s Company RSU Consideration net of any RSU Withholding Taxes)] (such [net] amount, the “Subscriber Rollover Company RSU Consideration”), divided by (ii) the Unit Price. [In furtherance of the foregoing and pursuant to Section 2.2(a)(ii) of the Merger Agreement, subject to the approval by the Company Board or the compensation committee thereof, Subscriber’s Company RSU Award, to the extent then-outstanding, will be settled in exchange for the number of shares of Company Common Stock subject to Subscriber’s Company RSU Award immediately prior to the Closing, and such shares of Company Common Stock shall be treated as Rollover Shares subject to the Subscriber Rollover Agreement; provided that the foregoing shall be subject to Subscriber paying the Company on or prior to the Closing an amount of cash equal to the applicable Taxes required to be withheld with respect to the vesting and/or settlement of Subscriber’s Company RSU Award.] [In furtherance of the foregoing and pursuant to Section 2.2(a)(ii) of the Merger Agreement, Topco shall, solely for administrative convenience purposes (and without altering the legal effect of the foregoing, including the full satisfaction of Subscriber’s rights to receive such Company RSU Consideration pursuant to Section 2.2(a)(i) of the Merger Agreement), (A) issue the RSU Topco Common Units to Subscriber in lieu of Subscriber actually receiving the Subscriber Rollover Company RSU Consideration in cash, and (B) cause the Company or one of its subsidiaries to remit any RSU Withholding Taxes through regular payroll procedures on or following the Closing Date and, if applicable, pay such amounts to the appropriate Governmental Body pursuant to Section 2.10 of the Merger Agreement]. Subscriber shall be deemed to have received the entire amount of Subscriber’s Company RSU Consideration [(including, for the avoidance of doubt, any RSU Withholding Taxes remitted or paid by the Company on behalf of Subscriber to the appropriate Governmental Body pursuant to Section 2.10 of the Merger Agreement and this Section 2.1(a))] and thereafter immediately contributed the Subscriber Rollover Company RSU Consideration to Topco in exchange for the RSU Topco Common Units (the “Company RSU Award Subscription”).]

(b)    [Company PSU Awards. Subscriber is entitled to receive the Company PSU Consideration pursuant to Section 2.2(b)(i) of the Merger Agreement, net of applicable Taxes required to be withheld with respect to such amount (the “PSU Withholding Taxes”). Immediately following the Effective Time, on the terms and subject to the conditions set forth herein, Subscriber agrees, at the Subscription Closing, to purchase from Topco, and Topco agrees to issue and sell to Subscriber, a number of Common Units (the “PSU Topco Common Units”) equal to (i) all of Subscriber’s Rollover Company PSU Consideration [(which, for the avoidance of doubt and pursuant to the terms of Section 2.2(b)(ii) of the Merger Agreement, is an amount equal to Subscriber’s Company PSU Consideration net of any PSU Withholding Taxes)] (such [net] amount, the “Subscriber Rollover Company PSU Consideration”), divided by (ii) the Unit Price. [In furtherance of the foregoing and pursuant to Section 2.2(b)(ii) of the Merger Agreement, subject to the approval by the Company Board or the compensation committee thereof, Subscriber’s Company PSU Award, to the extent then-outstanding, will be settled in exchange for the number of shares of Company Common Stock subject to Subscriber’s Company PSU Award immediately prior to the Closing (with the vesting level determined assuming target performance is achieved (or such higher level if required under the terms of such Company PSU Award)), and such shares of Company Common Stock shall be treated as Rollover Shares subject to the Subscriber Rollover Agreement; provided that the foregoing shall be subject to Subscriber paying the Company prior to the Closing an amount of cash equal to the applicable Taxes required to be withheld with respect to the vesting and/or settlement of Subscriber’s Company PSU Award.] [In furtherance of the foregoing and pursuant to Section 2.2(b)(ii) of the Merger Agreement, Topco shall, solely for administrative convenience purposes (and without altering the legal effect of the foregoing, including the full satisfaction of Subscriber’s rights to receive such Company PSU Consideration pursuant to Section 2.2(b)(i) of the Merger Agreement), (A) issue the PSU Topco Common Units to Subscriber in lieu of Subscriber actually receiving the Subscriber Rollover Company PSU Consideration in cash, and (B) cause the Company or one of its subsidiaries to remit any PSU Withholding Taxes through regular payroll procedures on or following the Closing Date and, if applicable, pay such amounts to the appropriate Governmental Body pursuant to Section 2.10 of the Merger Agreement]. Subscriber shall be deemed to have received the entire amount of Subscriber’s Company PSU Consideration [(including, for the avoidance of doubt, any PSU Withholding Taxes remitted or paid by the Company on behalf of Subscriber to the appropriate Governmental Body pursuant to Section 2.10 of the Merger Agreement and this Section 2.1(b))] and thereafter immediately contributed the Subscriber Rollover Company PSU Consideration to Topco in exchange for the PSU Topco Common Units (the “Company PSU Award Subscription”).]

(c)    [Company Stock Options. Subscriber is entitled to receive the Company Stock Option Consideration pursuant to Section 2.2(c)(i) of the Merger Agreement, net of applicable Taxes required to be withheld with respect to such amount (the “Stock Option Withholding Taxes”). Immediately following the Effective Time, on the terms and subject to the conditions set forth herein, Subscriber agrees, at the Subscription Closing, to purchase from Topco, and Topco agrees to issue and sell to Subscriber, a number of Common Units (the “Stock Option Topco Common Units” [and, together with the RSU Topco Common Units and the PSU Topco Common Units,] the “New Topco Common Units”) equal to (i) all of Subscriber’s Rollover Company Stock Option Consideration [(which, for the avoidance of doubt and pursuant to the terms of Section 2.2(c)(ii) of the Merger Agreement, is an amount equal to Subscriber’s Company Stock Option Consideration net of any Stock Option Withholding Taxes)] (such [net] amount, the “Subscriber Rollover Company Stock Option Consideration” and, together with Subscriber Rollover Company RSU Consideration and the Subscriber Rollover Company PSU Consideration, the “Subscriber Rollover Consideration”), divided by (ii) the Unit Price. [In furtherance of the foregoing and pursuant to Section 2.2(c)(ii) of the Merger Agreement, subject to the approval by the Company Board or the compensation committee thereof, Subscriber shall exercise (by payment of the applicable exercise price or on a net exercise basis) Subscriber’s Company Stock Options, to the extent then-outstanding, in exchange for shares of Company Common Stock subject to Subscriber’s Company Stock Options immediately prior to the Closing, and such shares of Company Common Stock shall be treated as Rollover Shares subject to the Subscriber Rollover Agreement; provided that the foregoing shall be subject to Subscriber paying the Company prior to the Closing an amount of cash equal to the applicable Taxes required to be withheld with respect to such exercise of Subscriber’s Company Stock Options.] [In furtherance of the foregoing and pursuant to Section 2.2(c)(ii) of the Merger Agreement, Topco shall, solely for administrative convenience purposes (and without altering the legal effect of the foregoing, including the full satisfaction of Subscriber’s rights to receive such Company Stock Option Consideration pursuant to Section 2.2(c)(i) of the Merger Agreement), (A) issue the Stock Option Topco Common Units to Subscriber in lieu of Subscriber actually receiving the Subscriber Rollover Company Stock Option Consideration in cash, and (B) cause the Company or one of its subsidiaries to remit any Stock Option Withholding Taxes through regular payroll procedures on or following the Closing Date and, if applicable, pay such amounts to the appropriate Governmental Body pursuant to Section 2.10 of the Merger Agreement]. Subscriber shall be deemed to have received the entire amount of Subscriber’s Company Stock Option Consideration [(including, for the avoidance of doubt, any Stock Option Withholding Taxes remitted or paid by the Company on behalf of Subscriber to the appropriate Governmental Body pursuant to Section 2.10 of the Merger Agreement and this Section 2.1(c))] and thereafter immediately contributed the Subscriber Rollover Company Stock Option Consideration to Topco in exchange for the Stock Option Topco Common Units (the “Company Stock Option Subscription” and, together with the Company RSU Award Subscription and the Company PSU Award Subscription, the “Company Equity Award Subscription”).]

2.2    Subscription Closing. The consummation of the transactions contemplated hereby (including the Subscription Closing) shall take place on the Closing Date immediately following the Effective Time.

2.3    Subscription Closing Conditions (Topco). Topco’s obligation to issue the New Topco Common Units to Subscriber at the Subscription Closing pursuant to Section 2.1 is subject to the following conditions precedent:

(a)    the Merger shall have been consummated pursuant to the terms and conditions of the Merger Agreement;

(b)    Subscriber shall have complied in all material respects with its obligations hereunder that are to be performed by Subscriber on or prior to the Subscription Closing (including, for avoidance of doubt, the delivery of the Subscriber Rollover Consideration to Topco in accordance with Section 2.1);

(c)    the representations and warranties of Subscriber under Section 4 and Section 5 herein shall be true and correct in all material respects when made and on the Closing Date;

(d)    if Subscriber is an individual and is married or has a domestic partner, deliver the Spousal Consent attached hereto as Exhibit B (the “Spousal Consent”), duly executed by such Subscriber’s spouse or domestic partner;

(e)    Subscriber shall have delivered to Topco a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8, together with all applicable attachments thereto, as applicable;

(f)    Subscriber shall have delivered to Topco a complete and duly executed Accredited Investor Questionnaire attached hereto as Exhibit C (the “Accredited Investor Questionnaire”); and

(g)    Subscriber shall have delivered to Topco a duly executed Joinder to the Topco A&R LLC Agreement.

2.4    Restrictions on Transfer.

(a)    Except as expressly provided for in Section 2.1 hereof or pursuant to Section 2.2 of the Merger Agreement, Subscriber hereby covenants and agrees that, prior to the Expiration Date, Subscriber shall not, without the prior written consent of Topco, directly or indirectly, (i) Transfer (or cause or permit the Transfer of), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of the Subscriber Company Equity Awards or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any of the Subscriber Company Equity Awards, (ii) convert, exercise or exchange, or take any action which would result in the conversion, exercise or exchange, of any of the Subscriber Company Equity Awards, (iii) take any action that would, or would reasonably be expected to, (A) make any representation or warranty of Subscriber set forth in this Agreement untrue or incorrect (B) have the effect of preventing, disabling, or materially delaying Subscriber from performing any of its obligations under this Agreement or (C) result in a breach of any covenant, agreement or obligation of Subscriber set forth in this Agreement, or (iv) commit or agree to commit (whether or not in writing) to take any of the actions referred to in the immediately preceding clauses (i), (ii) or (iii). Any purported Transfer, act or omission in violation of this Section 2.4 shall be void ab initio and of no force or effect and Subscriber acknowledges that the Company will not register or permit the registration of or otherwise facilitate or effect any such Transfer.

(b)    This Agreement and the obligations hereunder shall attach to the Subscriber Company Equity Awards and shall be binding upon any Person to which legal or Beneficial Ownership of the Subscriber Company Equity Awards or any shares of Company Common Stock underlying the Subscriber Company Equity Awards or any interest therein or rights with respect thereto shall pass, whether by operation of Law or otherwise, including Subscriber’s heirs, devisees, successors and assigns. Subscriber covenants and agrees that it will not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subscriber Company Equity Awards, or shares of Company Common Stock underlying any or all of the Subscriber Company Equity Awards, unless such Transfer is made in compliance with this Agreement.

2.5    Additional Agreements.

(a)    Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Rollover Shares or the acquisition of Beneficial Ownership of Subscriber Company Equity Awards or any shares of Company Common Stock underlying the Subscriber Company Equity Awards or other securities or rights of the Company by Subscriber, (i) the type and number of the Subscriber Company Equity Awards or the shares of Company Common Stock underlying the Subscriber Company Equity Awards shall be adjusted appropriately, and (ii) this Agreement and the obligations of Subscriber hereunder shall automatically attach to any additional Subscriber Company Equity Awards or shares of Company Common Stock underlying the Subscriber Company Equity Awards or other securities or rights of the Company issued to or acquired by Subscriber.

(b)    Communications. Subscriber (i) hereby consents to and authorizes the publication and disclosure by Topco, Parent, Merger Sub, SLR, the Company and any of their respective Affiliates in any press release, Form 8-K, the Proxy Statement or the Schedule 13E-3 (including all documents and schedules filed with the SEC) or other disclosure document required under applicable Law in connection with the Merger Agreement or the other Transaction Documents or the Contemplated Transactions, its identity and ownership of the Subscriber Company Equity Awards, the nature of its covenants, agreements, obligations, commitments, arrangements and understandings pursuant to this Agreement and such other information reasonably required under applicable Law in connection with such publication or disclosure (“Stockholder Information”), (ii) hereby agrees to cooperate with Topco, Parent, Merger Sub, SLR, the Company and their respective Affiliates and Representatives in connection with such filings, including providing Stockholder Information reasonably requested by Topco, Parent, Merger Sub, SLR, the Company or any of their respective Affiliates and Representatives and necessary in connection with such filings, and (iii) hereby agrees as promptly as practicable to notify Topco of any required corrections with respect to any written information supplied by Subscriber upon becoming aware that any such Stockholder Information is or shall have become false or misleading. Topco shall provide Subscriber with reasonable advance notice of and opportunity to review and comment on such draft documentation (or excerpts thereof to the extent related to Subscriber and its Affiliates) and consider all reasonable comments of Subscriber proposed in good faith regarding disclosure solely related to Subscriber and its Affiliates (it being understood that Topco, Parent, Merger Sub, SLR, the Company and their respective Affiliates shall not be deemed to be Affiliates of Subscriber).

(c)    Bringdown Certificate. Subscriber hereby agrees that, prior to the Expiration Date, upon the request of Topco at the Closing, Subscriber shall promptly deliver to Topco a written certificate duly executed by Subscriber (or a duly authorized executive officer of Subscriber, if applicable) confirming and certifying that each of the representations and warranties of Subscriber set forth in Section 4 and Section 5 hereof are true and correct in all material respects; provided that Topco shall not make such request on more than one occasion.

2.6    Joinder. Contemporaneously with the Subscription Closing, Subscriber will deliver to Topco a duly executed Joinder. For the avoidance of doubt, Topco will not be obligated to issue any New Topco Common Units hereunder until Subscriber delivers a duly executed Joinder to Topco.

2.7    Confidentiality. Unless Subscriber is party to a comparable confidentiality or similar agreement with the Company, Subscriber agrees to, and agrees to cause its controlled Affiliates to, keep confidential all nonpublic information in their possession regarding the Company, Perceptive, SLR, Topco, Parent, Merger Sub or any of their respective Affiliates and representatives or regarding this Agreement, the Merger Agreement, the other Rollover Agreements and the other Transaction Documents and the transactions contemplated hereby and thereby (“Confidential Information”); provided, however, that such Persons shall not be required to maintain as confidential any Confidential Information that (a) becomes generally available to the public other than as a result of disclosure in violation of this Section 2.7 (i) by such Person or any of its Representatives or (ii) to the knowledge of such Person and its controlled Affiliates, by any other Person in violation of an obligation or duty of confidentiality, (b) is received by Subscriber or its controlled Affiliates after the date hereof from a third party who, to the knowledge of Subscriber or its applicable Affiliates, is not under an obligation of confidentiality or is not otherwise prohibited from transmitting such information by a contractual, legal or fiduciary obligation with the Company, Perceptive, SLR, Topco, Parent, Merger Sub or any of their respective Affiliates and representatives, (c) was or is independently developed by or on behalf of Subscriber or its controlled Affiliates without use of or reference to any Confidential Information, (d) such Person discloses in the ordinary course of Subscriber’s performance of its duties with the Company, Perceptive, SLR, Topco, Parent, Merger Sub or any of their respective Affiliates and representatives, or (e) such Person is required pursuant to the terms of a valid order issued, promulgated or entered by or with any Governmental Body of competent jurisdiction or pursuant to any other requirement of applicable Law (provided, that, with respect to this clause (e), such Person shall (A) to the extent legally permissible, prior to the disclosing of any Confidential Information, provide Topco with prompt notice of such order and provide reasonable assistance and cooperation (at Topco’s sole expense) with all reasonable efforts of Topco and/or its subsidiaries in obtaining a protective order or other remedy, (B) disclose such Confidential Information only to the extent required by such order and request confidential treatment thereof and (C) inform any such Governmental Body of the confidential nature of such Confidential Information). Notwithstanding the foregoing, (x) Subscriber and its controlled Affiliates and their respective Representatives may disclose any Confidential Information (1) to any regulatory agency, self-regulatory organization, governmental agency or examiner thereof in the course of any routine examinations, investigations, sweeps or inquiries, in each case, which does not specifically target the Company, Perceptive, SLR, Topco, Parent, Merger Sub or any of their respective Affiliates and representatives or the Confidential Information, or (2) if Subscriber is not a natural person, to its Affiliates, partners, investors, and its and their respective Representatives in connection with its normal informational or reporting activities, or (3) to comply with any obligations under any Organizational Documents or any other contract or arrangement with any limited partner, member or other equityholder of any fund managed, advised or controlled by Subscriber or any of its Affiliates or any of its or its Affiliates’ affiliated entities; provided, that, with respect to clauses (2) and (3) hereof, the recipients of such Confidential Information are subject to customary confidentiality and non-disclosure obligations, and (y) Subscriber and its controlled Affiliates may disclose Confidential Information as reasonably deemed necessary to enforce its rights and perform its obligations under this Agreement and/or any ancillary documents thereto.

2.8    Section 83(b) Election. Unless otherwise instructed by Topco, within 25 days after the Closing Date, Subscriber shall provide Topco with a copy of a completed election under Section 83(b) of the Code (“83(b) Election”) and the regulations promulgated thereunder in the form provided by Topco. Subscriber shall, not later than 30 days after the Closing Date, file (via certified mail, return receipt requested) the original of such election with the Internal Revenue Service and shall thereafter notify Topco it has made such timely filing and provide to Topco a copy of such election and any other documentation related thereto that Topco reasonably requests.

2.9    Topco A&R LLC Agreement. Prior to the Expiration Date, Subscriber, on the one hand, and Topco and SLR, on the other hand, shall negotiate in good faith, and use reasonable best efforts and cooperate with each other with respect to the finalization of the Topco A&R LLC Agreement in form and substance consistent with the terms set forth in the Equity Term Sheet.

2.10    Contributions. Immediately following the Subscription Closing, Topco shall contribute, assign, transfer, convey and deliver to Parent all of Topco’s interest in the Subscriber Rollover Consideration, and Parent shall (and Topco shall cause Parent to) accept and assume such contribution, assignment, transfer, conveyance and delivery pursuant to a contribution agreement in form and substance reasonably satisfactory to SLR.

Section 3.    Representations and Warranties of Topco. Topco hereby represents and warrants to Subscriber as follows:

3.1    Organization. Topco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Topco has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Topco’s ability to consummate the transactions contemplated herein.

3.2    Authority; Execution and Delivery. Topco has the requisite limited liability company or similar power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Topco has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of Topco, enforceable in accordance with their respective terms against Topco, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time may be in effect, and (b) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the preceding clauses (a) and (b), collectively, the “Enforceability Exceptions”).

3.3    New Topco Common Units Duly Authorized; Capitalization. All of the New Topco Common Units to be issued to Subscriber pursuant to this Agreement, if and when issued and delivered in accordance with the provisions of this Agreement, will be duly authorized and validly issued Common Units of Topco, free and clear of any Liens (other than restrictions on transfer under the Securities Act or other applicable securities Laws or any Liens set forth in the Topco A&R LLC Agreement).

3.4    No Conflicts; No Consents. The execution and delivery of this Agreement by Topco does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) violate or conflict with or result in any default under any provision of the organizational documents of Topco or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to Topco or any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by Topco or any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Topco’s ability to consummate the transactions contemplated herein.

Section 4.    Representations and Warranties of Subscriber. Subscriber hereby represents and warrants to Topco as of the date of this Agreement and as of the Subscription Closing as follows:

4.1    Residence. If Subscriber is a natural person, Subscriber’s signature page to this Agreement sets forth the country for which Subscriber is a citizen and the principal residence of Subscriber. In the event that Subscriber is not a natural person, Subscriber is a corporation, limited liability company or limited partnership duly incorporated, formed or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization. Subscriber has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated herein.

4.2    Ownership of the Subscriber Company Equity Awards. Subscriber is the sole record and beneficial owner of the Subscriber Company Equity Awards, free and clear of any and all Liens, except for transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws.

4.3    Authority; Capacity; Execution and Delivery. In the event that Subscriber is a natural person, Subscriber has full legal capacity to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. In the event that Subscriber is not a natural person, Subscriber has the requisite power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Subscriber has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of Subscriber, enforceable in accordance with their respective terms against Subscriber, except as such enforceability may be limited the Enforceability Exceptions.

4.4    Subscriber Intent. Subscriber is acquiring the New Topco Common Units for Subscriber’s own account as principal, for investment purposes only, not for any other person or entity and not for the purposes of resale, distribution subdivision or fractionalization thereof in violation of the Securities Act or any other applicable securities laws, and Subscriber has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution, subdivision or fractionalization. Subscriber is not subscribing for the New Topco Common Units from Topco in a fiduciary capacity.

4.5    Financial Status. Subscriber is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act and, immediately prior to the Subscription Closing, Subscriber will complete and deliver to Topco the Accredited Investor Questionnaire. Subscriber is able to bear the economic risk of an investment in of the New Topco Units for an indefinite period of time, has adequate means of providing for its current financial needs and personal contingencies, understands that Subscriber may not be able to liquidate its investment in Topco in an emergency, if at all, and can afford a complete loss of the investment. Subscriber has such knowledge and experience in financial and business matters that Subscriber is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Any amounts invested in Topco by Subscriber, including the Subscriber Rollover Consideration, are not and will not be directly or indirectly derived from activities that contravene federal, state or international anti-money laundering laws.

4.6    No Conflicts; No Consents. The execution and delivery of this Agreement by Subscriber does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) in the event that Subscriber is not a natural person, violate or conflict with or result in any default under any provision of the organizational documents of Subscriber or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to Subscriber or, if Subscriber is not a natural person, any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by Subscriber or, if Subscriber is not a natural person, any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated herein.

4.7    No Litigation. There is no Action pending or, to the knowledge of Subscriber, threatened against Subscriber at law or in equity before or by any Governmental Body that questions Subscriber’s Beneficial Ownership or record ownership of the Subscriber Company Equity Awards or any shares of Company Common Stock underlying the Subscriber Company Equity Awards, the validity of this Agreement or the performance by Subscriber of its obligations under this Agreement, in each case, that would reasonably be expected to impair in any material respect the ability of Subscriber to perform its obligations hereunder or to consummate the transactions contemplated hereby. Subscriber is not subject to any injunction, writ, judgment, decree, determination, ruling or other order of any kind or nature by any Governmental Body that would reasonably be expected to impair in any material respect the ability of Subscriber to perform its obligations hereunder or consummate the transactions contemplated hereby.

4.8    No Other Representation. Subscriber acknowledges and agrees that Subscriber (a) has made its own independent review and investigation into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Topco and its subsidiaries, (b) has adequate access to such information, documents and other materials relating to Topco and its subsidiaries and their respective businesses and operations as it has deemed necessary to enable it to form such independent judgment, (c) has had such time as it deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (d) has been provided an opportunity to ask questions of Topco with respect to such information, documents and other materials and has received satisfactory answers to such questions. Subscriber has received no other representations or warranties from Topco, the Company or any other person acting on behalf of Topco, the Company or any of their respective Affiliates, other than those contained in this Agreement and the Topco A&R LLC Agreement, and Subscriber disclaims reliance on any such other representations and warranties. Subscriber may have previously received presentations which include certain statements, estimates, targets and projections that reflect management’s assumptions concerning anticipated future performance of Topco, the Company or any of their respective subsidiaries. Subscriber understands and agrees that (i) such statements, estimates, targets and projections are based on significant assumptions and subjective judgments concerning anticipated results, which are inherently subject to risks, variability and contingencies, many of which are beyond the control of any such parties, and these assumptions and judgments may or may not prove to be correct and there can be no assurance that any projected results are attainable or will be realized, (ii) such statements, estimates, targets, projections or other forward-looking statements have been provided to assist in an evaluation of an investment in the New Topco Common Units, but are not to be viewed as factual and should not be relied upon as an accurate representation of future results, and (iii) actual results may differ materially from those in such statements, estimates, targets, projections or other forward-looking statements.

4.9    Certain Tax Matters. The Subscriber is not and has not been a party to any binding agreement to, and does not have a current plan or intention to, sell, exchange or otherwise dispose of the Common Units purchased pursuant to this Agreement.

Section 5.    Agreements and Acknowledgements of Subscriber. Subscriber hereby agrees and acknowledges to Topco as of the date of this Agreement and as of the Subscription Closing as follows:

5.1    No Registration. Subscriber understands and agrees that Subscriber’s New Topco Common Units are being acquired by Subscriber in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom, and that Topco is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings set forth in this Agreement to determine the applicability of such exemptions and the suitability of Subscriber to acquire the New Topco Common Units. Subscriber understands that the New Topco Common Units have not been, and will not be, approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to Subscriber by Topco. No federal or state governmental agency has passed on or made any recommendation or endorsement of the New Topco Common Units or an investment in Topco.

5.2    Limitations on Disposition and Resale. Subscriber understands and acknowledges that the New Topco Common Units have not been and will not be registered under the Securities Act, or the securities laws of any state and, unless the New Topco Common Units are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction. Subscriber recognizes that there will not be any public trading market for the New Topco Common Units, and as a result, Subscriber may be unable to sell or dispose of its, his or her interest in Topco or liquidate its investment in Topco. Subscriber represents and warrants further that it has no contract, understanding, agreement or arrangement with any Person to offer, sell, transfer or otherwise dispose of any of the New Topco Common Units (in whole or in part) and Subscriber represents and warrants that it has no present plans to enter into any such contract, undertaking, agreement or arrangement. Subscriber understands that any certificate representing the Common Units will bear legends restricting the transfer thereof. Subscriber agrees not to engage in any hedging transactions with regard to the New Topco Common Units unless in compliance with the Securities Act.

5.3    Sole Consideration. Subscriber acknowledges and agrees that the New Topco Common Units shall constitute the sole consideration that Subscriber is entitled to receive in exchange for the Subscriber Rollover Consideration.

5.4    No Fiduciary Duties. Subscriber understands and acknowledges that applicable Delaware law permits the members of a Delaware limited liability company to modify and even eliminate fiduciary duties of members and managers (i.e., directors or officers) of Topco and that the Topco A&R LLC Agreement will modify or, in certain cases, eliminate fiduciary duties of the members and managers (i.e., directors or officers) of Topco. Subscriber hereby releases, discharges and acquits the members and managers (i.e., directors or officers) of Topco from any claims based on fiduciary duties imposed by applicable law or equity unless and to the extent set forth in the Topco A&R LLC Agreement. In particular, and without limiting the foregoing, Subscriber, for itself and on behalf of its predecessors-in-interest and successors-in-interest, if applicable, acknowledges that the foregoing released claims include claims which it does not know or suspect exist, and hereby waives all rights which may exist under California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

5.5    Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement, the Transaction Documents, the Merger or any of the other Contemplated Transactions based upon arrangements made or entered into by or on behalf of Subscriber.

5.6    Receipt; Reliance. Subscriber has received and reviewed a copy of the Merger Agreement. Subscriber understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Subscriber’s execution, delivery and performance of this Agreement and the representations, warranties, covenants, obligations and other agreements of Subscriber contained herein.

5.7    Independent Investigation. Subscriber recognizes that the investment in Topco is speculative and involves a high degree of risk. Subscriber acknowledges and agrees that neither Topco nor any of its Affiliates or Representatives is advising Subscriber as to any tax, legal, investment, accounting or regulatory matters in any jurisdiction, neither Topco nor any of its Affiliates or Representatives shall have any responsibility or liability to Subscriber with respect thereto and neither Topco or any of its Affiliates or Representatives is making any representation or warranty as to the tax treatment of the Company Equity Award Subscription contemplated hereby. Subscriber acknowledges and agrees that it has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement, and neither Topco nor any of its subsidiaries, Affiliates or Representatives shall have responsibility or liability to Subscriber with respect thereto. Subscriber has had an opportunity (a) to question, and to receive information from Topco concerning Topco and its Subsidiaries and Subscriber’s direct or indirect, as applicable, investment in Topco and (b) to obtain any and all additional information necessary to verify the accuracy of any information which Subscriber deems relevant to make an informed investment decision as to the acquisition of the New Topco Common Units. Subscriber and its advisers have also been provided an opportunity to review and ask questions about the Topco A&R LLC Agreement.

5.8    Marital Status. Subscriber hereby represents and warrants to Topco that he or she is not married and does not have a common law spouse or domestic partner as of the date hereof or at the Subscription Closing unless otherwise indicated on the Spousal Consent.

5.9    Taxes. Subscriber hereby agrees to indemnify the Company, Topco, Parent, Merger Sub and any of their respective subsidiaries or Affiliates (collectively the “Indemnified Parties”) and hold the Indemnified Parties harmless from any and all Liability incurred from any Taxes owed by Subscriber under applicable Law in connection with the actual or deemed payment of the Company RSU Consideration, Company PSU Consideration or Company Stock Option Consideration, as applicable.

5.10    Impact of Transaction. Any material diminution of public company duties or responsibilities resulting solely from the Company’s change in status from being a standalone public company to a private company as a result of the Contemplated Transactions, including the Merger, will not, solely by reason of such status change to a private company, be considered (or give rise to) an “Involuntary Termination” for “Good Reason” under that certain Separation Pay Agreement between the Subscriber and the Company dated [March 24, 2022] (as each such term is defined in such Separation Pay Agreement).

Section 6.    Governing Law.

6.1    This Agreement will be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement shall be resolved under, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.2    Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby, in any court other than the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by the aforementioned courts in any other court or jurisdiction.

6.3    Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 6.1 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9. However, the foregoing will not limit the right of a party hereto to effect service of process on the other party by any other legally available method.

Section 7.    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

Section 8.    Specific Performance. Subscriber agrees that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by Subscriber in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) Topco shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Subscriber and to seek to enforce specifically the terms and provisions hereof against Subscriber in any court of competent jurisdiction without proof of damages or otherwise, and (b) the right of Topco to seek specific performance and other equitable relief is an integral part of the transaction and without that right, neither Topco nor Subscriber would have entered into this Agreement. Subscriber hereby (i) waives any defense that a remedy at Law would be adequate, (ii) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief, and (iii) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties hereto otherwise have an adequate remedy at Law.

Section 9.    Notices. All notices and other communications hereunder shall be deemed delivered and effective (a) when given personally, (b) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (c) when sent via email (provided that no “bounce back” or other notice of non-delivery is generated), or (d) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to any of the other parties hereto, as the case may be, in writing by any of the other parties hereto from time to time in accordance with the provisions of this Section 9.

(a)	All notices to Topco shall be addressed as follows until Subscriber receives notice of a change of address in connection with a transfer or otherwise:

c/o Perceptive Advisors, LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attention:        James Mannix, COO
Email:              james@perceptivelife.com

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116-3736
Attention:         Eric Blanchard; Amelia Runyan Davis
Email:              eblanchard@cooley.com; arunyandavis@cooley.com

(b)   Notice to Subscriber shall be addressed to the address set forth on Subscriber’s signature page hereto until Topco receives notice of a change in address.

Section 10.    Waiver. This Agreement and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party hereto against which enforcement of such change, waiver, discharge or termination is sought.

Section 11.    Amendment. This Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by Topco; provided, however, (i) any amendment, modification, or waiver that is adverse to the Subscriber and (ii) any material amendment, modification, waiver or termination to the economic terms of the transactions contemplated under this Agreement relative to the other holders of Company Equity Awards that are contributing [Company RSU Consideration, Company PSU Consideration or Company Stock Option Consideration] to Topco pursuant to a Rollover Agreement, in each case, shall require the prior written consent of Subscriber.

Section 12.    Assignment. No party hereto shall have the right or the power to assign or delegate any provision of this Agreement except with the prior written consent of the other parties hereto. Except as provided in the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the party’s respective successors, assigns, executors and administrators.

Section 13.    Binding Effect; No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, except as otherwise set forth herein. Furthermore, nothing in this Agreement requires Topco or its Affiliates to maintain Subscriber’s employment for any period of time.

Section 14.    Counterparts. This Agreement may be executed in counterparts, including by facsimile or other means of electronic transmission (such as by DocuSign, electronic mail in “.pdf” form), each of which shall be deemed an original and all of which taken together, shall constitute one and the same document.

Section 15.    Headings; Interpretive Matters. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provision of this Agreement. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement. Any reference to the singular or to “him”, “her”, “it”, “itself”, or other like references, and references in the plural or the neuter, feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the neuter, masculine or feminine reference, as the case may be. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Section 16.    Expenses. Except as otherwise provided herein, Subscriber agrees to pay any and all costs and expenses (including legal fees, costs and disbursements) incurred by Subscriber or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby.

Section 17.    Severability. If any provision of this Agreement, or the application thereof to any party hereto or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other parties hereto or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 18.    Entire Agreement. This Agreement and the other Transaction Documents and the schedules and exhibits and other documents delivered by the parties hereto and thereto in connection herewith and therewith, contain the complete agreement among the parties hereto and thereto with respect to the transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect hereto.

Section 19.    Non-Recourse. Notwithstanding anything herein to the contrary, solely with respect to Topco, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or to the extent related to this Agreement may only be brought against Topco and its successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling Person, Affiliate, agent, attorney, advisor or representative of Topco, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of Subscriber under this Agreement (whether in tort, contract or otherwise). The parties hereto acknowledge and agree that the Non-Recourse Parties are express third party beneficiaries of this Section 19, each of whom may enforce the provisions of this Section 19.

Section 20.    Termination of Agreement. Subscriber’s obligation to subscribe for the New Topco Units, and Topco’s obligation to issue the New Topco Units to Subscriber, are subject to the consummation of the Merger. This Agreement and all rights and obligations of the parties hereto hereunder shall commence on the date hereof and shall terminate upon the earliest to occur of (a) the mutual written agreement of each of the parties hereto, and (b) the valid termination of the Merger Agreement pursuant to Article VII thereof; provided that, (i) nothing herein shall relieve any party hereto from liability for any intentional breach of this Agreement prior to such termination of this Agreement, and (ii) Section 6 through Section 20 hereof, which provisions and any claims or Actions in respect of the matters described in clause (i) of this proviso shall survive any termination of this Agreement.

Section 21.    Further Assurances. Subscriber will take such further actions as may be reasonably necessary to implement the transactions contemplated by this Agreement as requested by Topco. In furtherance of the foregoing, Subscriber agrees to execute any further instruments and take further action as Topco requests to effect the purposes of this Agreement.

Section 22.    No Limitation. Nothing in this Agreement shall be construed to prohibit Subscriber from taking any action (or failing to take any action) solely in Subscriber’s capacity as an officer or member of the Company Board or the Special Committee (including with respect to any Acquisition Proposal in accordance with the Merger Agreement). Subscriber is signing this Agreement solely in Subscriber’s capacity as the Beneficial Owner of (and/or authorized power of attorney in respect of) the Company Equity Awards set forth on Subscriber’s signature page hereto, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions (or failure to take any actions) of Subscriber or any director, employee or designee of Subscriber or any of its Affiliates, in each case solely in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

Section 23.    Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first above written.

TOPCO: VERONICA HOLDINGS, LLC

By:
Name: Title:

SUBSCRIBER:

[●]

By:
Name:
Title:

Address of Subscriber: __________________________

Email Address of Subscriber: _____________________

Subscriber’s Country of Citizenship: _______________

[Shares subject to Company RSU Awards: ___________

Shares subject to Company PSU Awards: __________

Shares subject to Company Stock Options: __________

                                ]